INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Unrivaled Brands, Inc. on Form S-3 (File Nos. 333-259594, and 333-227219) and Form S-8 (File Nos. 333-259254, 333-237453, 333-234106, and 333-230081) of our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, dated April 15, 2022, with respect to our audits of the consolidated financial statements of Unrivaled Brands, Inc. as of December 31, 2021 and 2020 and for the years ended December 31, 2021 and 2020, which report is included in this Annual Report on Form 10-K of Unrivaled Brands, Inc. for the year ended December 31, 2021.

Our report on the consolidated financial statements refers to a change in the method of accounting for convertible instruments effective January 1, 2021.

/s/ Marcum LLP

Marcum LLP

Costa Mesa, California
April 15, 2022